EXHIBIT 99.1

AT SCHAWK, INC.:                                                                           AT DRESNER CORPORATE SERVICES:
James J. Patterson                                                                               Investors:                      Philip Kranz
Sr. VP and CFO                                                                                                                            312-780-7240
847-827-9494	pkranz@dresnerco.com
jpatterson@schawk.com

SCHAWK, INC. ANNOUNCES THIRD QUARTER
AND NINE MONTHS 2007 FINANCIAL RESULTS

Des Plaines, IL - November 8, 2007—Schawk, Inc. (NYSE:  SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported third-quarter 2007 earnings of $0.15 per fully diluted share compared to $0.30 per fully diluted share in the third quarter of 2006.  The third-quarter 2007 results included a $4.2 million, or $0.09 per-fully diluted share, charge to write off costs associated with internally-developed software for resale that had previously been capitalized in error.  Excluding the charge, the third-quarter 2007 period earnings per-fully diluted share was $0.24.

For the nine months ended September 30, 2007, the Company reported earnings per fully diluted share from continuing operations of $0.79 compared to $0.81 in the first nine months of 2006.  Earnings per fully diluted share from continuing operations during the first nine months of 2007 included a $0.09 charge to write off costs associated with internally-developed software, and a benefit of $0.02 related to the gain on the sale of a building during the second quarter, while earnings per fully diluted share from continuing operations during the nine-month period of 2006 included the benefit of $0.05 in connection with a reserve reversal from litigation settlement and a reduction of $0.02 due to acquisition integration expenses.  Excluding the aforementioned items, the first nine months of 2007 earnings per fully diluted share was $0.86 compared to $0.78 per fully diluted share from continuing operations on the same basis for the first nine months of 2006.

Note: All of the following comments are for continuing operations unless indicated otherwise.  Also, see table for reconciliation of Non-GAAP measures.

Consolidated Results for Three Months Ended September 30, 2007
Sales in the third quarter of 2007 decreased 2.9 percent to $130.9 million from $134.8 million in the same period of 2006.  Sales decreased in the current year third quarter versus the previous year’s third quarter as a result of lower sales in retail advertising accounts, which decreased approximately 17 percent (the decrease was 7.0 percent excluding a large retail account we lost in the first quarter as previously disclosed), partially offset by higher sales in consumer packaging accounts, which were higher by approximately 5.5 percent (approximately 4.8 percent excluding the impact of favorable foreign exchange rate fluctuations).  Overall favorable foreign currency rate fluctuations increased sales by approximately $0.5 million.  Three acquisitions in

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Schawk Inc. Third-Quarter 2007 Results

2007 contributed 3.5 percentage points of the increase and organic growth accounted for 1.3 percentage points of the increase in revenue from consumer products packaging accounts.  The three acquisitions were Benchmark, Perks Design and Protopak Innovations.  The organic growth was positive despite a soft market in the United States that the Company experienced with its traditional consumer product packaging clients.  In addition, the 7.0 percent decline in advertising account sales was due to lower advertising spending volumes with ad agencies and by certain retail advertising (mass merchandisers) clients due to reduced print advertising budgets at these clients.

Gross margin decreased to 31.7 percent in the third quarter of 2007 from 35.9 percent in the prior-year third quarter primarily due to the decrease in sales volume quarter-over-quarter.  A significant portion of the expenses included in cost of sales is fixed and does not decrease proportionately with sales.  In addition, the Company recorded a $4.2 million charge in the third quarter of 2007 to write off costs associated with internally-developed software for resale that had previously been capitalized in error.  The gross margin decrease was partially offset by favorable foreign currency rate fluctuations of approximately $0.4 million.  Excluding the $4.2 million charge in the third quarter of 2007 gross margin was 34.9 percent as compared to 35.9 percent in the prior year third quarter.

Operating income decreased to $8.9 million in the third quarter of 2007 from $15.8 million in the prior-year third quarter.  Third-quarter 2007 operating margin was 6.8 percent compared to 11.7 percent in the 2006 third quarter.  Both the decrease in operating income and the operating margin in the third quarter of 2007 compared to the third quarter of 2006 are partly attributable to the decreased sales volume in the 2007 quarter, since the majority of the selling, general and administrative expenses are fixed in nature and do not fluctuate with sales volume.  The operating income and operating margin for the 2007 quarter were negatively impacted by the $4.2 million capitalized software charge, as explained above.  Excluding this item, operating income in the third quarter was $13.1 million in 2007 as compared to $15.8 million in the same period of 2006, and operating margin was 10.0 percent as compared to 11.7 percent, respectively.

Other income (expense) resulted in a net other expense of $2.2 million in the third quarter of 2007 compared to a net other expense of $2.6 million in the third quarter of 2006.  Interest expense of $2.3 million for the third quarter of 2007 decreased $0.4 million compared to the same period in 2006, due primarily to the reduction of debt outstanding under the Company’s revolving credit agreement.

Income tax expense for the third quarter of 2007 was at an effective tax rate of 38.4% compared to an effective tax rate in the third quarter of 2006 of 37.7%.

Third-quarter 2007 income from continuing operations decreased to $4.1 million from $8.2 million in the prior-year third quarter as a result of items previously discussed.

Net income was $4.1 million in the third quarter of 2007 compared to $8.1 million in the third quarter of 2006.  Excluding the aforementioned nonrecurring item, third quarter 2007 net income was $6.7 million compared to $8.1 million in the same period of 2006.

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Schawk Inc. Third-Quarter 2007 Results

Consolidated Results for Nine Months Ended September 30, 2007
For the nine-month period ended September 30, 2007, net sales decreased to $404.9 million compared to $408.6 million in the 2006 period.  Consumer packaging accounts increased $17.3 million, or 7.4 percent, ($13.9 million, or 6.0 percent, excluding the impact of favorable foreign exchange rate fluctuations) for the nine month period as compared to the prior year period.  Three acquisitions in 2007 and one in the second half of 2006 contributed 2.4 percentage points to the increase, while organic growth contributed 3.6 percentage points to the increase.  The organic growth was primarily due to new account wins from 2006 that are at full production levels in 2007.  Revenue from advertising accounts for the nine month period decreased  $19.9 million, or 14.7% The decrease in advertising accounts was primarily due to an $8.0 million decrease in revenue from the loss of a retailer account in the first quarter of 2007 as previously discussed, as well as lower volumes from other retailers and advertising agencies as compared to the prior year.  The lower volumes are due to reduced print advertising budgets at certain of our retail and advertising agency clients.

Gross margin for the first nine months of 2007 decreased to 34.8 percent from 35.2 percent in the prior-year nine-month period.  The gross margin, although negatively impacted by the revenue decrease, was helped by cost reduction efforts throughout the organization, completion of acquisition integration activities during 2006, and the impact of favorable foreign currency rate fluctuations of approximately $1.3 million.  In addition, as explained previously, the Company recorded a $4.2 million charge in the third quarter of 2007 to write off costs associated with internally-developed software.  Excluding the $4.2 million charge in the 2007 third quarter, gross margin would have been 35.9 percent for the nine-month period of 2007 as compared to 35.2 percent for the prior year period.

Operating income decreased to $42.6 million in the first nine months of 2007 from $43.7 million in the prior-year comparable period.  The operating margin for the first nine months of 2007 was 10.5 percent compared to 10.7 percent in the 2006 comparable period.  As explained above, the operating income and operating margin for the 2007 period were negatively-impacted by the third quarter charge to write off internally developed software costs.  In addition, the operating income and margin percentage for the 2007 period were favorably impacted by a $1.1 million gain on the sale of a building, which is included in selling, general and administrative expenses. The operating income and margin percentage for the 2006 period were favorably impacted by a $2.1 million reserve reversal resulting from a litigation settlement, partially offset by $0.8 million of acquisition integration expenses.  Excluding the aforementioned items, operating margin would have been 11.3 percent for the first nine-month period of 2007, while operating margin for the first nine-month period of 2006 would have totaled 10.4 percent.  The higher operating margin results for the year-to-date period were due to the reasons detailed above, including the benefit of the lower cost structure in Europe as a result of the completion of integration activities, which is generating significantly improved results as compared to a year ago.

Other income (expense) resulted in a net other expense of $7.0 million in the first nine months of 2007 compared to a net other expense of $7.8 million in the first nine months of 2006.  Interest expense of $7.1 million for the first nine months of 2007 decreased $0.9 million compared to the

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Schawk Inc. Third-Quarter 2007 Results

same period in 2006, due primarily to the reduction of debt outstanding under the Company’s revolving credit agreement.

Income tax expense for the first nine months of 2007 was at an effective tax rate of 38.6% compared to an effective tax rate in the first nine months of 2006 of 37.7%.  The Company currently anticipates that the effective tax rate will be in the range of 38.0 percent to 39.0 percent for the full year of 2007.

For the first nine months of 2007, income from continuing operations was $21.9 million compared to $22.3 million in the prior-year nine-month period, while net income in the first nine months of 2007 was $21.9 million, which is comparable to the $21.9 million achieved in the prior-year nine-month period.  Excluding the correction of the software capitalization and the gain on the sale of a building in 2007, the acquisition integration costs and a reserve reversal in 2006 noted above, income from continuing operations was $23.8 million for the first nine month period of 2007 as compared to $21.5 million during the first nine months of 2006.

Other Information
The Company’s balance sheet as of September 30, 2007, improved compared to the year ended December 31, 2006, through a $13.7 million reduction in debt.  The percentage of total debt to equity improved to 42.9 percent from 53.2 percent.  In addition, the percentage of total debt to total capital improved to 30.0 percent as of September 30, 2007, from 34.7 percent at December 31, 2006.  The Company also had approximately $55.2 million of outstanding borrowings on its revolving credit facility and $59.8 million of additional availability as of September 30, 2007.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “We experienced an unanticipated slowdown in our business in the third quarter compared to the record results we experienced last quarter.  The softness was particularly evident in our domestic business in the United States.  Most of the decrease in the United States was attributable to lower volumes from the company’s advertising and retail accounts.  We also had a negative comparison to the prior-year third quarter due to a $5.1 million revenue reduction in the 2007 quarter from a previously disclosed account we lost earlier in the year.  Conversely, our traditional consumer products company packaging accounts increased on a global basis both in the quarter and in the year-to-date period.  The driver for the increased consumer products packaging accounts was an increase in design services both from existing design operations and acquired design companies.   Our Canadian operations, produced strong sales in the third quarter, but our European and Asian operations were flat compared to the prior-year third quarter.

Mr. Schawk continued, “We continue to win new business both domestically and internationally, but the lead time to the realization of revenues from these new business wins has been longer than we typically have experienced.  We have seen a general softening in North American activity.  Increased costs of raw materials, packaging materials, and increased costs of energy have resulted in a general slowdown of new product introductions typical for this period. However, we believe the new business we have been awarded will benefit the fourth quarter of 2007 and the 2008 calendar year as our client base returns to a more typical marketing and selling schedule.  To this end, even with lower revenues as described, we have seen year to date

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Schawk Inc. Third-Quarter 2007 Results

improvement in our operating margin.  This is the result of taking steps to constantly improve our processes and manage our business effectively.  We are continuing to drive new business development and believe that we are we positioned to enjoy the benefits of these process efforts as revenue expands.”

Mr. Schawk concluded, “During the accounting for the third quarter of 2007 an error in our accounting for development of software for sale to third parties was discovered.  To correct the error, we wrote off the $4.2 million unamortized cost that we had capitalized in property and equipment in the third quarter.  We also recorded $0.4 million of software development expenses in the third quarter to account for these costs correctly.  We anticipate that these costs will decrease earnings per share approximately $0.01 per share in the fourth quarter of 2007 and approximately $0.03 per share in the full year 2008 at current software development spending levels.  The error was determined to be a material weakness in internal controls over software capitalization.  Steps have been taken, including establishing more definitive criteria for capitalizing software in accordance with generally accepted accounting principles.  We believe we have corrected this weakness in internal control.”

Conference Call
Schawk invites you to join its third-quarter 2007 earnings conference call today at 9:30 a.m. central time.  Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and James J. Patterson, senior vice president and chief financial officer.  To participate in the call, please dial 866-831-6291 or 617-213-8860 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?c=82169&p=irol-EventDetails&EventId=1671286.  If you are unavailable to participate on the live call, a replay will be available through November 15, 11:59 p.m. central time.  To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 48057501, and follow the prompts.  The replay will also be available on the Internet for 30 days at the following address:
http://phx.corporate-ir.net/phoenix.zhtml?c=82169&p=irol-EventDetails&EventId=1671286.

About Schawk, Inc.
Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies.  Schawk delivers a broad range of digital pre-media graphic services through 153 locations in 12 countries across North America, Europe, Asia and Australia.  Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials.  Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries.  For more information, visit www.schawk.com.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability

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Schawk Inc. Third-Quarter 2007 Results

to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and  exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Financial Tables to Follow

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Schawk Inc. Third-Quarter 2007 Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended September 30, 2007 and 2006
(Unaudited)
(In Thousands, Except Share Amounts)

	2007	2006

Net sales	$130,874	$134,779
Cost of sales	89,394	86,430
Selling, general, and administrative expenses	32,577	32,546
Operating income	8,903	15,803

Other income (expense):
Interest income	85	84
Interest expense	(2,303)	(2,720)
	(2,218)	(2,636)

Income from continuing operations before income taxes	6,685	13,167

Income tax provision	2,567	4,961

Income from continuing operations	4,118	8,206

Loss from discontinued operations, net of tax benefit of $1	--	(57)

Net income	$4,118	$8,149

Earnings per share:
Basic:
Income from continuing operations	$0.15	$0.31
Income from discontinued operations	--	0.00
Net income per common share	$0.15	$0.31

Diluted:
Income from continuing operations	$0.15	$0.30
Income from discontinued operations	--	0.00
Net income per common share	$0.15	$0.30

Weighted average number of common and common equivalent shares outstanding:
Basic	26,891	26,446
Diluted	27,797	27,496

Dividends per common share	$0.0325	$0.0325

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Schawk Inc. Third-Quarter 2007 Results

Schawk, Inc.
Consolidated Statements of Operations
Nine Months Ended September 30, 2007 and 2006
(Unaudited)
(In Thousands, Except Share Amounts)

	2007	2006

Net sales	$404,884	$408,628
Cost of sales	263,790	264,807
Selling, general, and administrative expenses	98,456	101,527
Acquisition integration expenses	--	758
Reserve reversal from litigation settlement	--	(2,120)
Operating income	42,638	43,656

Other income (expense):
Interest income	175	280
Interest expense	(7,133)	(8,039)
	(6,958)	(7,759)

Income from continuing operations before income taxes	35,680	35,897

Income tax provision	13,772	13,550

Income from continuing operations	21,908	22,347

Loss from discontinued operations, net of tax benefit of $241	--	(446)

Net income	$21,908	$21,901

Earnings per share:
Basic:
Income from continuing operations	$0.82	$0.85
Loss from discontinued operations	--	(0.02)
Net income per common share	$0.82	$0.83

Diluted:
Income from continuing operations	$0.79	$0.81
Loss from discontinued operations	--	(0.02)
Net income per common share	$0.79	$0.79

Weighted average number of common and common equivalent shares outstanding:
Basic	26,764	26,357
Diluted	27,625	27,682

Dividends per common share	$0.0975	$0.0975

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Schawk Inc. Third-Quarter 2007 Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	September 30, 2007 (Unaudited)	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$10,614	$10,177
Trade accounts receivable, less allowance for doubtful accounts of $2,310 at September 30, 2007 and $4,621 at December 31, 2006	117,666	127,627
Inventories	24,617	23,575
Prepaid expenses and other	10,991	10,171
Deferred income taxes	8,791	8,580
Total current assets	172,679	180,130

Property and equipment, less accumulated depreciation of $91,236 at September 30, 2007 and $82,256 at December 31, 2006	78,269	82,227
Goodwill	259,485	235,501
Intangible assets, net	36,957	35,755
Other assets	4,618	4,633
Total assets	$552,008	$538,246

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$20,557	$26,522
Accrued expenses	49,986	51,489
Income taxes payable	15,796	10,249
Current portion of long-term debt and capital lease obligations	3,590	2,177
Total current liabilities	89,929	90,437

Long-term debt	126,675	140,751
Capital lease obligations	2	12
Other liabilities	20,048	23,461
Deferred income taxes	11,718	14,657

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,339,862 and 28,989,013 shares issued at September 30, 2007 and December 31, 2006, respectively; 26,904,799 and 26,555,119 shares outstanding at September 30, 2007 and December 31, 2006, respectively	232	229
Additional paid-in capital	183,336	178,415
Retained earnings	131,961	113,365
Accumulated comprehensive income	17,295	6,079
	332,824	298,088
Treasury stock, at cost, 2,435,063 and 2,433,894 shares of common stock at September 30, 2007 and December 31, 2006, respectively	(29,188)	(29,160)
Total stockholders’ equity	303,636	268,928
Total liabilities and stockholders’ equity	$552,008	$538,246

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Schawk Inc. Third-Quarter 2007 Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Three Months Ended September 30, 2007 and 2006
(In thousands, Except Share Amounts)

	2007	2006

Operating income per GAAP	$8,903	$15,803
Plus: Write off of capitalized internally developed software costs (Non-GAAP)	4,234	--
Operating income before write off of capitalized internally developed software costs (Non-GAAP)	$13,137	$15,803
Income from continuing operations before income taxes per GAAP	$6,685	$13,167
Plus: Write off of capitalized internally developed software costs (Non-GAAP)	4,234	--
Income from continuing operations before income taxes and write off of capitalized internally developed software costs (Non-GAAP)	10,919	13,167
Income tax provision on Non-GAAP income from continuing operations	4,193	4,961
Income from continuing operations before write off of capitalized internally developed software costs (Non-GAAP)	$6,726	$8,206

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,797	27,496

Earnings per share fully diluted from continuing operations before write off of capitalized internally developed software costs (Non-GAAP)	$0.24	$0.30
Less: write off of capitalized internally developed software costs per share fully diluted (Non-GAAP)	(.09)	--

Earnings per share fully diluted from continuing operations per GAAP	$0.15	$0.30

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Schawk Inc. Third-Quarter 2007 Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Nine Months Ended September 30, 2007 and 2006
(In thousands, Except Share Amounts)

	2007	2006

Operating income per GAAP	$42,638	$43,656
Plus: Write off of capitalized internally developed software costs (Non-GAAP)	4,234	--
Plus: Acquisition integration expenses (Non-GAAP)	--	758
Less: Gain on sale of Orlando facility (Non-GAAP)	(1,110)	--
Less: Reserve reversal from lawsuit settlement (Non-GAAP)	--	(2,120)
Operating income before write off of capitalized internally developed software costs, acquisition integration expenses, gain on sale of facility and reserve reversal from lawsuit settlement (Non-GAAP)	$45,762	$42,294
Income from continuing operations before income taxes per GAAP	$35,680	$35,897
Plus: Write off of capitalized internally developed software costs (Non-GAAP)	4,234	--
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	--	758
Less: Gain on sale of Orlando facility (Non-GAAP)	(1,110)	--
Less: Reserve reversal from lawsuit settlement (Non-GAAP)	--	(2,120)
Income from continuing operations before income taxes, write off of capitalized internally developed software costs, integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	38,804	34,535
Income tax provision on Non-GAAP income from continuing operations	14,978	13,020
Income from continuing operations before write off of capitalized internally developed software costs, integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	$23,826	$21,515

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,625	27,682

Earnings per share fully diluted from continuing operations before write off of capitalized internally developed software costs, acquisition integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	$0.86	$0.78
Less: write off of capitalized internally developed software costs per share fully diluted (Non-GAAP)	(.09)	--
Less: Acquisition integration and restructuring expenses after tax per share fully diluted (Non-GAAP)	--	(0.02)
Plus: Gain on sale of Orlando facility after tax per share fully diluted (Non-GAAP)	0.02	--
Plus: Reserve reversal from lawsuit settlement after tax per share fully diluted (Non-GAAP)	--	0.05

Earnings per share fully diluted from continuing operations per GAAP	$0.79	$0.8 1

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